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                                                                      EXHIBIT 11
                         COMPUTATION OF EARNINGS PER SHARE
                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES
              For the Years Ended December 31, 1993, 1992 and 1991
                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                                         1993           1992           1991
PRIMARY EARNINGS PER SHARE:
  Weighted average number of common shares outstanding during the period............   41,940,757     40,243,678     37,886,701
  Add-
    Dilutive effect of outstanding options (as determined by application of treasury
     stock method)..................................................................      390,369        534,102        192,654
  Weighted average number of common shares, as adjusted.............................   42,331,126     40,777,780     38,079,355
  Income before cumulative effect of changes in accounting principles...............  $     8,193    $    59,163    $    44,609
    Less: cumulative effect of changes in accounting principles, net of income
     taxes..........................................................................       27,217             --             --
  Net (loss) income.................................................................      (19,024)        59,163         44,609
  Less-
    Preferred dividend requirements.................................................        5,196          4,605             --
  Net (loss) income available for common shares.....................................  $   (24,220)   $    54,558    $    44,609
  Primary earnings per share
    Income before cumulative effect of changes in accounting principles.............  $       .07    $      1.34    $      1.17
      Less: cumulative effect of changes in accounting principles,
         net of income taxes........................................................          .64             --             --
    Net (loss) income...............................................................  $      (.57)   $      1.34    $      1.17
FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common shares outstanding during the period............   41,940,757     40,243,678     37,886,701
  Add-
    Shares issuable assuming conversion of convertible preferred stock..............    4,548,236      4,125,722             --
    Dilutive effect of outstanding options (as determined by application of treasury
     stock method)..................................................................      400,296        624,409        224,873
  Weighted average number of common shares, as adjusted.............................   46,889,289     44,993,809     38,111,574
  Net income........................................................................  $   (19,024)   $    59,163    $    44,609
  Fully diluted earnings per share
    Income before cumulative effect of changes in accounting principles.............  $        NM    $      1.31    $      1.17
      Less: cumulative effect of changes in accounting principles,
         net of income taxes........................................................           NM             --             --
    Net income......................................................................  $        NM    $      1.31    $      1.17
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NM - not meaningful
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